EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2004 Stock Incentive Plan of Staples, Inc. of our reports dated March 1, 2010, with respect to the consolidated financial statements and schedule of Staples, Inc. included in its Annual Report (Form 10-K) for the year ended January 30, 2010, and the effectiveness of internal control over financial reporting of Staples, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 3, 2010